                                                                     EXHIBIT 4.6


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                            FORMUS POLSKA Sp. z o.o.

                             SHAREHOLDERS' AGREEMENT

                         Dated as of _____________ 1997



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
                                TABLE OF CONTENTS

                                                                               Page
1.       Definitions........................................................     1

2.       Establishment; Purposes; Covenant Not to Compete; Other Matters....     5
         (a)      Establishment of the Company..............................     5
         (b)      Purposes..................................................     5
         (c)      Covenant Not to Compete...................................     6
         (d)      Amendment of the Deed; Adoption of Rules and Regulations..     6
         (e)      Compliance with Laws......................................     6
         (f)      Reimbursement Obligations.................................    7z

3.       Funding............................................................     7
         (a)      Initial Funding...........................................     7
         (b)      Additional Funding........................................     7
         (c)      External Funding..........................................     8
         (d)      Additional Partners.......................................     8
         (e)      Credit for Costs; Payments from Escrow; Closing Fee.......     9

4.       Economic and Voting Interests......................................    10
         (a)      Economic Interest.........................................    10
         (b)      Voting Interest; Adjustment of Voting Interests...........    11

5.       Management.........................................................    11
         (a)      Supervisory Board of the Company..........................    11
         (b)      Management Board of the Company...........................    15
         (c)      Budgets; Financial Reporting..............................    17

6.       Distributions......................................................    18
         (a)      First One Percent of Nonliquidating Distributions.........    18
         (b)      Remaining Nonliquidating Distributions....................    18
         (c)      Definitions of Premium Amount.............................    19
         (d)      Liquidating Distributions.................................    19
         (e)      Exchange Rates............................................    19
         (f)      Example...................................................    19

7.       Transfer and Liquidity Rights......................................    20
         (a)      General Restriction.......................................    20
         (b)      Permitted Transfers.......................................    20
         (c)      Right of First Refusal....................................    20
         (d)      Call Option...............................................    22
         (e)      No Change of Domicile.....................................    24
         (f)      The Bonds.................................................    24

8.       Disposition of Interests of a Bankrupt or Dissolved Shareholder....    24
         (a)      Bankruptcy or Dissolution of Elmedia......................    24
         (b)      Purchase Price............................................    25

         (c)      Company Liability.........................................    26

9.       Representations and Warranties; Acknowledgment.....................    26
         (a)      Representations and Warranties of the Polish Partners.....    26
         (b)      Acknowledgment of the Polish Partners.....................    27
         (c)      Representations and Warranties of Formus..................    27

10.      Miscellaneous......................................................    28
         (a)      Term; Consequences of Termination.........................    28
         (b)      Governing Law, Dispute Resolution, Remedies...............    28
         (c)      U.S. Tax Election.........................................    28
         (d)      Amendment.................................................    29
         (e)      No Waiver.................................................    29
         (f)      Assignment................................................    29
         (g)      Counterparts..............................................    29
         (h)      Severability..............................................    29
         (i)      Interpretation............................................    29
         (j)      Entire Agreement..........................................    29
         (k)      No Partnership............................................    30
         (l)      Costs.....................................................    30
         (m)      Injunctive Relief.........................................    30
         (n)      Representative............................................    30
         (o)      Polish Law................................................    30
         (p)      Notices...................................................    30
         (q)      Further Assurances........................................    31
         (r)      Indemnification by Polish Partners........................    31
         (s)      Confidentiality...........................................    31

                             SHAREHOLDERS' AGREEMENT


THIS SHAREHOLDERS' AGREEMENT, dated as of November ____, 1997, is among FORMUS INTERNATIONAL - POLAND, INC., a corporation organized and existing under the laws of the State of Delaware, USA ("Formus"), ELMEDIA Sp. z o.o., a limited liability company organized and existing under the laws of the Republic of Poland ("Elmedia"), and Kazimierz Jan DEMBSKI, Jan Jozef CHROSTOWSKI, and Leszek Jan STRAWINSKI. Elmedia and Messrs. Dembski, Chrostowski and STRAWINSKI are sometimes referred to herein, individually, as a "Polish Partner" and, collectively, as the "Polish Partners." Formus and the Polish Partners are sometimes referred to herein, individually, as a "Party" and, collectively, as the "Parties."

                                    RECITALS

A. Pursuant to the agreement, dated as of July 30, 1997 (the "Formation Agreement"), among the Parties, Formus and Elmedia formed Formus Polska Sp. z o.o. (the "Company") as a limited liability company (Spolka z ograniczona odpowiedzialnoscia) under the laws of the Republic of Poland.

B. The Parties desire to enter into this Agreement to regulate the relationship of Formus and Elmedia as Shareholders and to provide for the operations of the Company.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Definitions

         As used in this Agreement, the following terms will have the following meanings:

         "Additional Funding" will mean any funding of the Company or any of its Subsidiaries in accordance with the terms of this Agreement, including the amount specified in Section 3(b)(i)(A) and the amount identified as Excess Funding in Section 3(b)(i)(B), but excluding the amounts specified in Section 3(a). In relation to a particular Shareholder, Additional Funding will mean the Additional Funding of the Company or any of its Subsidiaries made by such Shareholder or any of its Affiliates.

         "Affiliate" will mean, with respect to any Person, any other Person other than the Company and its Subsidiaries, controlling, controlled by or under common control with such Person.

         "Agreement" will mean this Shareholders' Agreement, together with any exhibits and schedules attached hereto.

         "Appraiser" will have the meaning specified in Section 7(d).

         "Bankrupt Acceptance Notice" will have the meaning specified in Section 8(a).

         "Bankruptcy" will mean a situation in which a court has issued a decision ordering the bankruptcy of an Entity under applicable Law.

         "Bankruptcy Notice" will have the meaning specified in Section 8(a).

         "Bankrupt Shareholder" will have the meaning specified in Section 8(a).

         "Bonds" will have the meaning specified in Section 7(f).

         "Bring Along Buyer" will have the meaning specified in Section 7(d).

         "Bring Along Notice" will have the meaning specified in Section 7(d).

         "Bring Along Transaction" will have the meaning specified in Section 7(d).

         "Bring Along Transaction Agreements" will have the meaning specified in
         Section 7(d).

         "Budget" will mean a 12-month operating budget showing figures on a monthly basis combined with projections for four additional years showing figures on an annual basis prepared and approved in accordance with Section 5(c), as amended, supplemented or replaced from time to time.

         "Business of the Company" will mean the businesses and activities specified in Section 2(b).

         "Business Day" will mean all days other than Saturday, Sunday or any day which is a bank or public holiday in the State of Colorado or the Republic of Poland.

         "Buy Notice" will have the meaning specified in Section 7(c).

         "Called Interest" will have the meaning specified in Section 7(d).

         "Call Exercise Price" will have the meaning specified in Section 7(d).

         "Call Notice" will have the meaning specified in Section 7(d).

         "Closing" will have the meaning specified in Section 3(b).

         "Company" will have the meaning specified in Recital A.

         "Constituent Documents" will mean the deed of formation, articles or certificate of incorporation, bylaws, managing body rules and regulations, partnership documentation or similar organizational documents of an Entity.

         "Deed" will mean the Deed of Formation of the Company, dated August 1, 1997, as amended from time to time.

         "Designated Purchaser" will have the meaning specified in Section 7(c).

         "Determination Date" will have the meaning specified in Section 7(d).

         "Economic Interest" with respect to a Shareholder will have the meaning specified in Section 4(a).

         "EF" will have the meaning specified in Section 4(b).

         "Election Notice" will have the meaning specified in Section 3(b).

         "Elmedia" will have the meaning specified in the preamble of this Agreement.

         "Elmedia Appraiser" will have the meaning specified in Section 7(d).

         "Elmedia Assistance Agreement" will mean the consulting agreement dated the date hereof between Elmedia and the Company, as the same may be amended, modified and replaced from time to time.

         "Encumbrances" will have the meaning specified in Section 7(c).

         "Entity" will mean any Person other than an individual.

         "Escrow" will mean the escrow established pursuant to the Escrow Agreement, dated as of September 15, 1997, between Formus International, Inc. and Hogan & Hartson Sp. z o.o.

         "Equity Interest" will mean any share, stake, interest, participation, right or other equivalent, however designated, of an Entity, including any share, stake, interest, participation, right or other equivalent that confers on a Person the right to receive dividends or distributions from such Entity, and any warrant, option or other right to acquire any such share, stake, interest, participation, right or other equivalent, but excluding any Indebtedness convertible into or redeemable or exchangeable for any such share, stake, interest, participation, right or other equivalent.

         "Excess Funding" will have the meaning specified in Section 3(b).

         "Fair Market Value" will mean the price at which the subject being valued could be sold in an arm's length transaction to an unaffiliated bona fide third party purchaser.

         "Finance Director" will have the meaning specified in Section 5(b).

         "Foreign Interest Company" will have the meaning specified in Section 4(b).

         "Formation Agreement" will have the meaning specified in Recital A.

         "Formus" will have the meaning specified in the preamble of this Agreement.

         "Indebtedness" will mean, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or lease obligations or the balance deferred and unpaid of the purchase price of any property, or guarantees (other than by endorsement of negotiable instruments for collection in the ordinary course of business), of all or any part of any such indebtedness.

         "Interests" will mean, with respect to any Party to this Agreement, any of its Equity Interests in the Company including its Shares, any of its rights or obligations with respect to such Equity Interests arising under this Agreement, any Indebtedness of the Company owed to it or any of its Affiliates, any of the rights or obligations with respect to such Indebtedness.

         "Law" or "Laws" will mean the laws, statutes, decrees, ordinances, codes, rules, regulations, orders and other instruments having the force of law in any designated jurisdiction.

         "LMDS" will mean a Local Multipoint Distribution System based on a high frequency wireless broadband telecommunication system.

         "Losses" will have the meaning specified in Section 10(r).

         "Management Board" will mean the management board of an Entity.

         "Managing Director" will mean any member of a Management Board.

         "MVDS" will mean a Multipoint Video Distribution System based on a high frequency wireless broadband telecommunication system.

         "Nonelecting Shareholder" will have the meaning specified in Section 3(b).

         "Offered Interest" will have the meaning specified in Section 7(c).

         "Party" or "Parties" will have the meanings specified in the preamble of this Agreement.

         "Permitted Transfer" will have the meaning specified in Section 7(b).

         "Payor Shareholder" will have the meaning specified in Section 2(f).

         "Person" will mean any individual, partnership, association, joint stock company, limited liability company, joint venture, corporation, trust, unincorporated association or organization, or a government or agency or political subdivision thereof.

         "PLN" or "Polish zloty" or "zloty" will mean the lawful currency of the Republic of Poland.

         "Polish GAAP" will mean generally accepted accounting principles as applied in the Republic of Poland.

         "Polish Partner" and "Polish Partners" will have the meanings specified in the preamble of this Agreement.

         "Preference Distribution Amount" will have the meaning specified in
         Section 6(b).

         "Premium Amount" will have the meanings specified in Section 6(c).

         "Qualified Person" will mean any Person (a) that is reasonably acceptable to Formus, (b) whose ownership of Shares or any other Interests in the Company (provided required consents are obtained) is not reasonably likely, in Formus' opinion, to cause the Company or any of its Subsidiaries to be in violation or breach of, or be in default under, any material license, franchise, permit, indenture, agreement or other instrument and (c) that is not reasonably likely, in Formus' opinion, to be a competitor of Formus or any of its Affiliates.

         "Sale Notice" will have the meaning specified in Section 7(c).

         "Senior Managing Director" will mean a Managing Director designated as the Senior Managing Director of the Company by Formus in accordance with this Agreement.

         "Shareholder" will mean each of the holders of the Shares and their respective successors and permitted assigns.

         "Shareholders' Meeting" will mean any general meeting of shareholders of an Entity, whether annual, regular or extraordinary.

         "Shares" will mean the shares, nominal value of 50 zloty each, of the Company outstanding from time to time and as such shares may be converted, transformed, subdivided, combined, reclassified or otherwise changed from time to time.

         "Subsidiary" will mean, with respect to any Person, any partnership of which such Person is a general partner or of which such Person's Subsidiary is a general partner, or any other Entity of which, at the time any determination is being made, such Person has the power to vote directly or indirectly more than 50% of the shares, stakes or other Equity Interests of such Entity or otherwise control the management and affairs of such Entity (including by way of the power to veto) any material act or decision.

         "Supervisory Board" will mean the supervisory board of an Entity.

         "Supervisory Director" will mean any member of a Supervisory Board.

         "TA Restrictions" will have the meaning specified in Section 4(b).

         "Tax Liabilities" will have the meaning specified in Section 2(f).

         "TEF" will have the meaning specified in Section 4(a).

         "Telecommunications Act" will mean the Polish Telecommunications Act as of November 23, 1990 (Journal of Laws No. 117/1995, item 564), as amended, or any successor Republic of Poland Law to the Polish Telecommunications Act, and the rules and regulations promulgated thereunder.

         "Territory" will mean the Republic of Poland.

         "Third Appraiser" will have the meaning specified in Section 7(d).

         "Transfer" will have the meaning specified in Section 7(a).

         "US GAAP" will mean generally accepted accounting principles as applied in the United States of America.

         "US$" or "United States dollars" will mean the lawful currency of the United States of America.

         "Voting Interest" will have, with respect to a Shareholder, the meaning specified in Section 4(b).

         "V/V/D Services" will have the meaning specified in Section 2(b).

2.       Establishment; Purposes; Covenant Not to Compete; Other Matters.

         (a) Establishment of the Company. On August 12, 1997, the Company was registered in the Commercial Register kept by the District Court for the City of Warsaw, Republic of Poland under number RHB 51078 and presently has issued share capital of PLN 5,000, represented by 100 Shares with a total nominal value of PLN 5,000.

         (b) Purposes. The Company has the right to (i) pursue the business of providing integrated voice, video and data services ("V/V/D Services") in the Territory including the cities of Warsaw, Lodz, Poznan, Gdynia, Gdansk, Krakow, Katowice, Wroclaw, Bydgoszcz and Szczecin using the high frequency wireless broadband technology known as LMDS and/or MVDS; (ii) obtain appropriate licences and approvals for the ownership, construction and operation of V/V/D Services, including data transmission and Internet access services to business and residential customers, multi-channel television services in specified markets, and authorized voice telephony services in the Territory; (iii) construct, own and operate an integrated V/V/D Services business in the Territory; and (iv) pursue other telecommunications businesses as approved by the Supervisory Board of the Company.

         (c) Covenant Not to Compete. During the term of this Agreement and for one year thereafter, each Polish Partner shall be jointly responsible with the other Polish Partners, unless Formus otherwise consents in writing, that he, his Affiliates any of his relatives, employees, consultants, agents and proxies and any other Persons for which any Polish Partner is responsible (including the employees, officers and directors of the Company, for which any Polish Partner is responsible) will not engage directly or indirectly (whether through his spouse, children or stepchildren or any other relative) or as an owner, partner, shareholder (other than a holder of less than 5% of the shares or other securities of a public company), joint venturer, manager, investor, advisor, consultant or otherwise), in the business of providing integrated V/V/D Services using the high frequency wireless broadband technology known as LMDS and/or MVDS and any related businesses that could be in competition with the Business of the Company in the Territory. If any court shall determine that the duration or geographical limit of any restriction contained in this Section 2(c) is unenforceable under applicable Law, the restrictive covenant set forth in this
                  Section 2(c) will not thereby be terminated, but shall be deemed amended to the minimum extent required to render it valid and enforceable.

                  In addition, each Polish Partner shall be jointly responsible with each other Polish Partner, unless Formus otherwise consents in writing, that his Affiliates, any of his relatives, employees, consultants, agents and proxies , and any other persons for which the Polish Partner is responsible (including the employees, officers and directors of the Company, for which any Polish Partner is responsible) will observe Polish Laws concerning unfair competition and non-competition, including the following Polish Laws: the Labor Code dated June 26,1884, the Law on Rendering Commercial Activities dated December 23, 1988, the Commercial Code dated June 27, 1934 and the Act on Combating Unfair Competition dated April 16, 1993.

         (d) Amendment of the Deed; Adoption of Rules and Regulations. Concurrently with the entering into of this Agreement, the Shareholders will enter into a notarial deed amending the Deed, which notarial deed will be in form and substance reasonably satisfactory to Formus and will effect to the fullest extent permitted by applicable Law, as advised to Formus by its legal counsel in Poland, the provisions of this Agreement, including the provisions of Sections 6 (Distributions) and 7 (Transfer and Liquidity Rights). As promptly as practicable following the entering into of this Agreement, an extraordinary Shareholders' Meeting shall be convened and each Shareholder shall vote or consent to action with respect to its Shares to cause rules and regulations of the Supervisory Board and rules and regulations of the Management Board to be adopted, which rules and regulations will be in form and substance reasonably satisfactory to Formus and will effect to the fullest extent permitted by applicable Law, as advised to Formus by its legal counsel in Poland, the provisions of this Agreement, including the provisions of Section 5 (Management).

         (e) Compliance with Laws. The Parties will cause the Company to comply in all material respects with will the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Law, and will not engage in any activity related to the Company's business that would cause Formus Communications, Inc. or any of its Affiliates or the Company to be in violation of such Laws.

         (f) Reimbursement Obligations. Each Shareholder (a "Payor Shareholder") agrees to pay the other Shareholder on demand within 30 Business Days after such demand from time to time an amount equal to (i) the Economic Interest of the Payor Shareholder times the aggregate amount of Tax Liabilities paid by the Payor Shareholder and by the other Shareholder minus
                  (ii) the amount of the Tax Liabilities paid by the Payor Shareholder. "Tax Liabilities" mean liabilities for unpaid Polish taxes and social security payments owed by the Company with respect to which the Shareholders of the Company become liable by operation of Polish law in their capacity as Shareholders of the Company. Notwithstanding the foregoing to the contrary, a Payor Shareholder will not be liable to the other Shareholder pursuant to this Section 2(f), if and to the extent the Tax Liabilities in question arise from the other Shareholder's action or omission, or the action or inaction of its Affiliates. Any payments hereunder will be made in United States dollars (or at Formus' option in Polish zloty).

3.       Funding.

         (a) Initial Funding. The Company has issued to the Shareholders and the Shareholders have taken Shares for Shareholder contributions in the Company as follows:


                                  Additional
                                   Capital
                   Nominal       Contribution          Total          Number
                    Value         Exceeding           Purchase          of
Shareholder        Funded       Nominal Value          Price          Shares
-----------         ------      -------------          -----          ------
Formus            PLN2,450         PLN12,000         PLN 14,450         49

Elmedia           PLN2,550             --            PLN  2,550         51

         (b)      Additional Funding.

                  (i) Except as provided in Section 3(e)(iii), no Shareholder or any of its Affiliates will be required to contribute any funding in addition to the amounts specified in Section 3(a). If Additional Funding is required to meet the funding requirements specified in an applicable Budget or to meet other specific investment objectives approved by the Supervisory Board, the Senior Managing Director by written notice to the Shareholders may request such funding from the Shareholders pursuant to a funding methodology approved by the Supervisory Board of the Company (e.g. share capital contributions, Indebtedness, additional payments and other forms of payment) for the Additional Funding in question, and the Shareholders will have the right to participate in the Additional Funding according to the following rules:

                           (A) Formus, directly or through any of its Affiliates, will have the right to fund the first US$15,000,000 of Additional Funding; and

                           (B) after Formus, directly or through any of its Affiliates, has funded US$15,000,000 of Additional Funding to the Company as evidenced by a resolution by the Supervisory Board, each Shareholder, directly or through any of its Affiliates, will have the right to participate in any funding in excess of US$15,000,000 of Additional Funding ("Excess Funding") in proportion to its Economic Interest in the Company.

                  (ii) A Shareholder may elect to participate in any Additional Funding in which it is entitled to participate by delivering a written notice (an "Election Notice") to the Company and the other Shareholder within 30 days after the delivery of the Senior Managing Director's notice requesting such funding or within such longer period as reasonably determined by Formus. Such 30-day period may be extended by Formus with or without notice to the Company or Elmedia.

                  (iii) With respect to any Additional Funding that constitutes Excess Funding, if a Shareholder (a "Nonelecting Shareholder") elects to participate in less than all of its proportionate share of such Excess Funding or fails to deliver an Election Notice in accordance with Section 3(b)(ii), the other Shareholder may elect to fund all or part of the proportionate share of such Excess Funding of the Nonelecting Shareholder and the Nonelecting Shareholder will have its Economic Interest diluted relative to the Economic Interest of the Shareholder that has funded any portion of its share of such Excess Funding as such Economic Interests are calculated in accordance with Section 4(a)(ii) and will have its Voting Interest diluted to the extent then possible under Polish Law in accordance with
                           Section 4(b).

                  (iv) The funding of any Additional Funding and adjustment of the Economic Interests of the Shareholders (each such funding and adjustment being hereinafter referred to as a "Closing") will take place at such time and place and in such manner as Formus may reasonably determine. Each Shareholder will take, and will instruct the Supervisory Directors and Managing Directors of the Company nominated, elected or appointed by it, and will vote or consent to action with respect to its Shares, in each case, to take, such actions as Formus deems reasonably necessary or appropriate in order to effect each such Closing.

                  (v) If the funding methodology approved by the Supervisory Board of the Company permits a Shareholder to participate in Additional Funding through one or more of its Affiliates, Formus will have the right to approve or disapprove of any Affiliate funding arrangements proposed by a Shareholder. If Formus disapproves of any such funding arrangement, the Shareholder who initially presented such funding arrangement shall have 14 days to present to Formus an alternative funding arrangement for Formus' approval. If the funding methodology approved by the Supervisory Board of the Company provides for the issuance of Shares and Indebtedness of the Company, Formus will have the right to specify how the funding by the Shareholders will be allocated between such issuance of Shares and Indebtedness of the Company and such funding will be completed as so specified by Formus.

         (c) External Funding. Before any Excess Funding is requested from the Shareholders or their Affiliates, each Shareholder will instruct the Supervisory Directors of the Company nominated or elected by it to cause the Company to use its reasonable efforts to investigate available external sources of funding (such as trade credit from vendors, Polish development funds and other sources). Each Shareholder will take, and will instruct the Supervisory Directors and Managing Directors of the Company nominated, elected or appointed by it, and will vote or consent to action with respect to its Shares, in each case, to take, such actions reasonably required by Formus to cause the Company to complete such external funding if Formus shall have approved such external funding. The providers of external sources of funding to the Company or any of its Subsidiaries will not be offered or granted the benefit of any guaranty from any Shareholder or any of its Affiliates, unless the affected Shareholder or its Affiliates, as the case may be, agrees otherwise.

         (d) Additional Partners. Except as provided in this Section 3(d), the issuance of Shares in the Company to any Person that will thereby become a Shareholder will require the vote or consent of the Shareholders in accordance with Section 13.6 of the Deed. The Parties acknowledge that the Business of the Company may be expanded by additional acquisitions and mergers or may be consolidated with other businesses, which may require from time to time acceptance of additional strategic or financial partners. On one or more occasions, Formus may determine that one or more additional strategic or financial partners are required for such purposes or otherwise. In such event and promptly after delivery by Formus to Elmedia of a notice specifying the terms and conditions for admission of one or more such partners, Elmedia will instruct the Supervisory Directors and the Managing Directors of the Company nominated by it to vote or consent to action, and, if necessary or appropriate, Elmedia will vote or consent to action with respect to its Shares, in each case, to cause whatever action Formus reasonably requires in respect of such admission. In connection therewith, none of the Polish Partners will unreasonably withhold its vote or consent to amendments to be made to this Agreement and the Constituent Documents of the Company, as Formus deems reasonably necessary or appropriate to effect the intents and purposes of this Section 3(d). Notwithstanding anything under Section 4(a) to the contrary, in no event will any dilution resulting from the admission of one or more such partners be borne by the

                  Shareholders other than proportionally in accordance with their relative Economic Interests in the Company or as otherwise agreed by Formus and Elmedia.

         (e)      Credit for Costs.

                  (i) Formus will submit for approval of the Supervisory Board of the Company one or more schedules of costs incurred by it and its Affiliates for the benefit of the Company and its Subsidiaries, including expenses incurred in completing marketing studies, Budgets, licence application fees and other costs and expenses. As promptly as practical after submission of such schedules to the Supervisory Board of the Company, it will consider such schedules for approval. Promptly following the approval of any such schedule, each Shareholder will instruct the Supervisory Directors and Managing Directors of the Company nominated, elected or appointed by it, and will vote or consent to action with respect to its Shares as Formus deems reasonably necessary or appropriate, in each case, to cause the Company to issue to Formus or any of its Affiliates it designates Indebtedness of the Company in an amount equal to the amount of the costs and expenses approved. The amount of such Indebtedness, as the case may be, issued to Formus or any of its Affiliates will constitute Additional Funding by Formus for purposes of Section 3(b)(i)(A).

                  (ii) To the extent not otherwise included in any schedule delivered by Formus pursuant to Section 3(e)(i), each Shareholder will instruct the Supervisory Directors and Managing Directors of the Company nominated, elected or appointed by it, and will vote or consent to action with respect to its Shares as Formus deems reasonably necessary or appropriate, in each case, to cause the Company to issue to Formus or any of its Affiliates it designates additional Shares, Indebtedness of the Company or some combination of Shares and Indebtedness of the Company as Formus deems reasonably appropriate in an amount equal to the amount of all payments from the Escrow or otherwise in respect of certain unpaid fees due in connection with Telecommunications Licence No. LR48/95 issued to Zeta Technology Poland Sp. z o.o. The amount of such Shares and Indebtedness, as the case may be, issued to Formus or any of its Affiliates will constitute Additional Funding by Formus for purposes of Section 3(b)(i)(A).

                  (iii) If the approvals of the Supervisory Board have been granted pursuant to Sections 3(e)(i) and 3(e)(ii), promptly following the later of the date hereof and the date on which Formus has been issued additional Shares, Indebtedness of the Company or some combination thereof in accordance with Sections 3(e)(i) and 3(e)(ii), Formus, directly or through an Affiliate it designates, will pay to Elmedia or such other Person designated by Elmedia and approved by Formus, the amount of US$200,000 (or the equivalent PLN funds at Formus' option) in consideration of Elmedia's execution and delivery of this Agreement and the efforts of the Polish Partners in bringing this investment opportunity to Formus and the costs and expenses incurred by them in respect thereof through the date of this Agreement; and

                  (iv) Any Indebtedness of the Company issued to either Shareholder or any of its Affiliates pursuant to this Agreement shall bear interest at an annual rate of 20%

                           (or such other lower rate as Formus approves), compounded annually, and have such other terms and features as Formus reasonably approves. All such Indebtedness shall be repaid in full prior to the Company's payment of dividends or making of other distributions to the Shareholders with respect to their Shares.

4.       Economic and Voting Interests.

         (a) Economic Interest. The "Economic Interest" in the Company for each Shareholder at any time will be determined as follows:

                  (i) Until the funding of US$15,000,000 of Additional Funding is completed and except as provided otherwise in Section 3(d), the Economic Interest of Formus is 85% and the Economic Interest of Elmedia is 15%.

                  (ii) At any time and from time to time from and after the funding of US$15,000,000 of Additional Funding has been completed and except as provided otherwise in
                           Section 3(d), including at such times immediately following each funding (whether by share capital contributions, Indebtedness, additional payments or other forms of payment) that constitutes Excess Funding, the Economic Interest for each Shareholder will equal a fraction, expressed as a percentage, determined as follows (provided that the Elmedia Fraction, expressed as a percentage, will not be less than 4.5%):

                           Formus Fraction = 1 - Elmedia Fraction

                           Elmedia Fraction = the greater of 45/1000 or (US$2,050,000 + EF)/(US$15,000,000 + TEF)

                                            where:

                           "EF" means the aggregate amount of all Excess Funding made by Elmedia and its Affiliates (including the funding in question, if any); and

                           "TEF" means the aggregate amount of all Excess Funding made by all the Shareholders and their Affiliates (including the funding in question, if any).

         (b)      Voting Interest; Adjustment of Voting Interests.

                  (i) The "Voting Interest" in the Company for each Shareholder at any time will be determined in accordance with Polish Law by reference to the nominal value of Shares owned by each Shareholder.

                  (ii) Pursuant to the currently binding Telecommunications Act, a company with foreign participation which is formed and exists under Polish Law (a "Foreign Interest Company") may obtain a license to render certain telecommunications services, such as integrated V/V/D Services using the high frequency wireless broadband technology known as LMDS and/or MVDS, in the territory of the Republic of Poland if the following requirements are met: (A) the shareholding of foreign entities in a Foreign Interest Company's share capital does not exceed 49%;
                           (B) the Foreign Interest Company's Constituent Documents stipulate that the majority of the members of such company's management board and supervisory board shall be Polish citizens domiciled in Poland; and (C) the Foreign Interest Company's Constituent Documents stipulate that, at the meeting of shareholders, votes of foreign entities and entities controlled by foreign entities cannot exceed 49% of all votes (such limitations and requirements being hereinafter referred to as the "TA Restrictions"). Upon receipt of a license under the Telecommunications Act, the Company will be required to comply with the TA Restrictions; however, it is expected that one or more of the TA Restrictions will be liberalized. Promptly after the liberalization of one or more of the TA Restrictions from time to time, the Shareholders will instruct the chairman of the Supervisory Board of the Company to call a meeting of the Supervisory Board of the Company to take whatever action Formus reasonably deems necessary to implement any such liberalization, and each Shareholder will instruct the Managing Directors of the Company nominated, elected or appointed by it to vote or consent to action to cause the Management Board of the Company to call an extraordinary Shareholders Meeting of the Company to implement in respect of the Company's Constituent Documents or otherwise any such liberalization, as Formus reasonably deems necessary. Elmedia will instruct the Supervisory Directors and the Managing Directors of the Company nominated, elected or appointed by it to vote or consent to action and, if necessary or appropriate, Elmedia will vote or consent to action with respect to its Shares, in each case, to cause whatever action Formus reasonably requires to be taken so that the shareholdings of the Shareholders will be adjusted in the manner required by Formus to the maximum extent then permitted by one or more such liberalizations in order that the Shares of the Company will be owned by the Shareholders in the same proportions as the Economic Interests in the Company of the Shareholders.

5.       Management.

         (a)      Supervisory Board of the Company.

                  (i) Composition. The Supervisory Board will consist of five Supervisory Directors. Two Supervisory Directors will be elected directly by Formus and the remaining Supervisory Directors will be elected by the Shareholders' Meeting of the Company. Two of the Supervisory Directors of the Company elected by the Shareholders Meeting will be nominated by Elmedia. In respect of the Supervisory Directors to be elected by the Shareholders' Meeting of the Company, Formus will be entitled to nominate such number of individuals to serve as Supervisory Directors in order that the requirements of the last sentence of this Section 5(a)(i) are satisfied and Elmedia will vote or consent to action with respect to its Shares to cause such nominees to be elected to the Supervisory Board. The Supervisory Directors will be elected annually. None of the Supervisory Directors may be Managing Directors or employees of the Company or its Subsidiaries. Each Shareholder will vote or consent to action with respect to its Shares to cause at least 85% of the Supervisory Board to consist of Supervisory Directors elected or nominated by Formus, and, if the Economic Interest of Formus exceeds 85%, each Shareholder will vote or consent to action with respect to its Shares so that the composition of the

                           Supervisory Board reflects the proportionate Economic Interests of the Shareholders.

                  (ii) Chairman. The Supervisory Board will elect annually a chairman, who will preside at all meetings of the Supervisory Board, but who will have and perform no other special duties. Unless otherwise approved by Formus, the chairman will be chosen from among the Supervisory Directors who are elected directly or nominated by Formus.

                  (iii) Term. The Supervisory Board will have an annual term. Each Supervisory Director will hold his office until the next annual Shareholders' Meeting to elect Supervisory Directors and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

                  (iv) Vacancies. Whenever any vacancy has occurred in the Supervisory Board as a result of death, resignation or other action or inaction of a Supervisory Director, such vacancy will be filled by the Shareholder that elected directly or nominated the Supervisory Director, as the case may be. If the vacant Supervisory Director position being filled is being filled by nomination, each Shareholder will vote or consent to action with respect to its Shares so that the Person so nominated is elected to the Supervisory Board. The term of office of any Person elected directly by Formus or elected by the Shareholders' Meeting, as the case may be, to fill a vacant Supervisory Director position will hold office until the next annual Shareholders' Meeting to elect Supervisory Directors and until his successor has been duly elected and qualified, unless sooner removed.

                  (v) Removal. No Supervisory Director may be removed without the consent of the Shareholder that elected directly or nominated such Supervisory Director. Formus may remove at any time any Supervisory Director it has elected directly, and, if Formus delivers a notice to Elmedia of Formus' desire to remove from the Supervisory Board any Supervisory Director nominated by Formus, the Shareholders will promptly do all things necessary or appropriate as Formus requests to remove such director and Elmedia will vote or consent to action with respect to its Shares in favor of such removal. If Elmedia delivers a notice to Formus of Elmedia's desire to remove from the Supervisory Board any Supervisory Director nominated by Elmedia, the Shareholders will promptly do all things necessary or appropriate as Elmedia requests to remove such director and Formus will vote or consent to action with respect to its Shares in favor of such removal.

                  (vi) Meetings; Notice. Regular Supervisory Board meetings will be held at such times, intervals and at such places as may be fixed by resolution of the Supervisory Board. Until the Supervisory Board determines that the interval between its regular meetings should be changed, regular Supervisory Board meetings will be held at least once every three months at such times and at such places as may be fixed by resolution of the Supervisory Board. Extraordinary Supervisory Board meetings may be held at any time upon the request of its chairman or any two Supervisory Directors. Unless all of the Supervisory Directors waive their right to such notice, notice of Supervisory Board meetings will be in writing and delivered by any of the methods described in Section 10(p) at least three days prior to any Supervisory Board meeting. Supervisory Directors may participate in any meeting of the Supervisory Board or any committee thereof by conference telephone or other communications equipment through which all Persons participating in the meeting can hear each other, and participation thereby will constitute presence in person for purposes of Section 5(a)(vii). Supervisory Directors will take all actions necessary to effect any resolutions taken during a meeting of the Supervisory Board or any committee thereof whereby they participate by conference telephone or other communications equipment, including the execution of a written protocol memorializing the resolutions taken during any such meeting.

                  (vii) Quorum; Manner of Acting. A quorum for transacting business will be present at any meeting of the Supervisory Board if 60% of the Supervisory Directors then in office are present in person. Any action taken by the Supervisory Board will be approved or disapproved at a meeting, at which a quorum is present and acting throughout, in accordance with the votes of a majority of 60% of the Supervisory Directors, provided that such majority includes at least one Supervisory Director elected directly or nominated by Formus. Any action required or permitted to be taken at any meeting of the Supervisory Board or any committee thereof may be taken without a meeting if the requisite number of Supervisory Directors or committee members, as the case may be, necessary to take such action, consent to such action in writing.

                  (viii) Duties. The duties of the Supervisory Board will be the supervision of the conduct of management by the Company's Management Board and the general course of affairs of the Company. The duties and the rights of the Supervisory Board will in particular include the following:

                           (A)      approving and amending the Company's Budget;

                           (B) advising the Shareholders' Meeting regarding any of the following matters:

                                    (1)      the Company's financial statements,
                                             balance sheet and profit and loss
                                             account;

                                    (2)      the acknowledgment of the
                                             fulfillment of the Supervisory and
                                             Management Boards' duties;

                                    (3)      the liquidation or dissolution of
                                             the Company;

                                    (4)      the increase of the capital of the
                                             Company, except that any increase
                                             on the basis of Section 11 of the
                                             Deed will not constitute an
                                             amendment to the Deed;

                                    (5)      amendments to the Constituent
                                             Documents of the Company that have
                                             been adopted by the Shareholders or
                                             the Shareholders' Meeting;

                                    (6)      claims to redress damage inflicted
                                             while forming the Company or
                                             managing it or supervising it;

                                    (7)      the sale and lease of all, or
                                             substantially all of, the assets of
                                             the Company and the grant of the
                                             right of usufruct or other
                                             encumbrance over such assets;

                                    (8)      the purchase or sale of the real
                                             estate by the Company;

                                    (9)      the appointment of the Company's
                                             auditors;

                                    (10)     the distribution of dividends and
                                             preference distributions;

                                    (11)     the issuance of bonds;

                                    (12)     the redemption of Shares; and

                                    (13)     any other proposal requested by the
                                             Shareholders' Meeting of the
                                             Company.

                           (C) approving any borrowing by the Company or any of its Subsidiaries in excess of US$10,000 (or the equivalent amount in any other currency) other than those borrowings made pursuant to previously approved credit facilities or specifically identified in the Budget of the Company then in effect;

                           (D) giving consent for the grant or creation by the Company or any of its Subsidiaries of mortgages, usufruct, assignments or other encumbrances on the assets of the Company or any of its Subsidiaries other than pursuant to previously approved credit facilities;

                           (E) giving consent for the purchase by the Company or any of its Subsidiaries of any capital stock, obligations or securities of, or otherwise invest in, or make any capital contribution to any Entity, other than investments in cash deposits by the Company or any of its Subsidiaries with leading commercial banks;

                           (F) giving consent for the purchase, assumption, guarantee or endorsement by the Company or any of its Subsidiaries, or other act by which the Company or any of its Subsidiaries becomes liable for, the indebtedness of any Person, other than pursuant to previously approved credit facilities and other than the endorsement by the Company or any of its Subsidiaries of negotiable instruments for deposit and collection in the ordinary course of business, or contingent liabilities incurred by the Company or any of its Subsidiaries in connection with the opening of documentary letters of credit in the ordinary course of business and cash deposits by the Company or any of its Subsidiaries with leading commercial banks;

                           (G) giving consent for the formation by the Company or any of its Subsidiaries of any Subsidiary;

                           (H) appointing and dismissing members of the Management Board, except as Section 5(b)(i) provides otherwise, and adopting and changing the level of compensation and benefits (including employee share options, bonuses, profit-sharing or other incentive schemes) for the Managing Directors and other employees;

                           (I) giving consent for the incurrence by the Company or any of its Subsidiaries of any expenditure or related expenditures in excess of US$10,000 (or the equivalent amount in any other currency) by the Company and which is not otherwise specifically identified in the Budget of the Company then in effect;

                           (J) giving consent for the lease by the Company or any of its Subsidiaries of any property or the renewal by the Company or any of its Subsidiaries of any lease that requires payment in excess of US$10,000 (or the equivalent amount in any other currency) and is not otherwise specifically identified in the Budget of the Company then in effect;

                           (K)      giving consent for the sale, lease,
                                    assignment, transfer or other disposal of the property and assets of the Company or any of its Subsidiaries, in any transaction or series of related transactions, for an aggregate consideration in excess of 5% of the consolidated assets of the Company and its Subsidiaries, other than in the ordinary course of business or as otherwise specifically identified in the Budget of the Company then in effect;

                           (L) giving consent for the commencement by the Company or any of its Subsidiaries of any voluntary proceeding seeking relief under bankruptcy or similar law, or the suspension by the Company or any of its Subsidiaries of payments to its creditors; and

                           (M) approving the entering into or amendment of any agreement or obligation of the Company or any of its Subsidiaries with or for the direct or indirect benefit of any Shareholder or any of its Affiliates, shareholders, officers or directors.

         (b)      Management Board of the Company.

                  (i) Composition. The Management Board will consist of at least one and no more than five Managing Directors. The Senior Managing Director and the Managing Director designated by Formus as the finance director or other equivalent title (the "Finance Director") will be appointed directly by Formus, and the remaining Managing Directors will be appointed by the Shareholders Meeting of the Company from candidates recommended by the Supervisory Board of the Company and one of them by Elmedia. Each Shareholder will instruct each Supervisory Director that it has nominated or elected to vote or consent to action so that at least 85% of the Management Board consists of Managing Directors appointed or nominated by Formus, and, if the Economic Interest of Formus exceeds 85%, each Shareholder will instruct each Supervisory Director that it has nominated or elected to vote or consent to action so that the composition of the Management Board reflects the proportionate Economic Interests of the Shareholders. The appointment of a Managing Director will not in itself create any contract rights between the Company and the Person appointed. Such contract rights, if any, will be established under an employment or services agreement between the Company and each of its Managing Directors.

                  (ii) Senior Managing Director. The Senior Managing Director will be the chief executive officer of the Company. Subject to the supervision of the Supervisory Board and the provisions of this Agreement, the Constituent Documents of the Company and applicable Law, the Senior Managing Director will:

                           (A) exercise general management and control of the Company's affairs and its business and general supervision of its Managing Directors, officers, agents and employees;

                           (B) see that all orders and resolutions of the Shareholders' Meeting and the Supervisory Board are effected;

                           (C) have the power to make declarations and sign in the name of the Company; and

                           (D) do and perform such other duties as the Supervisory Board assigns from time to time.

                  (iii) Finance Director. The Finance Director will be the chief financial officer of the Company. Subject to the supervision of the Senior Managing Director and the Supervisory Board and the provisions of this Agreement, the Constituent Documents of the Company and applicable Law, the Finance Director will:

                           (A) exercise the care and custody of all the Company's funds, securities, evidences of indebtedness and other personal property and deposit the same in accordance with the instructions of the Supervisory Board;

                           (B) receive and give receipts for moneys paid in on account of the Company, and pay out with funds on hand all bills, payrolls and other just debts of the Company of whatever nature upon maturity;

                           (C) be the principal accounting officer of the Company and as such maintain the methods and systems of accounting prescribed by Formus to be followed, keep complete books and records of account, prepare and file all tax returns, prescribe and maintain an adequate system of internal audits and prepare on a monthly basis and furnish to the Senior Managing Director and the Supervisory Board a statement of accounts showing the financial position of the Company and the results of its operations; and

                           (D) do and perform such other duties as the Senior Managing Director or the Supervisory Board assigns from time to time.

                  (iv) Other Managing Directors. Subject to the supervision of the Senior Managing Director and the Supervisory Board and the provisions of this Agreement, the Constituent Documents of the Company and applicable Law, each Managing Director other than the Senior Managing Director will have the power to make declarations and sign in the name of the Company with the Senior Managing Director, but not otherwise, and will do and perform such duties as the Senior Managing Director on the Supervisory Board assigns from time to time. Subject to approval of the Supervisory Board, the Senior Managing Director may set an amount up to which each Managing Director may act with authority on behalf of the Company

                  (v) Deputy Directors. In addition, the Supervisory Board or the Senior Managing Director may appoint such deputy, assistant and other subordinate directors, as the Supervisory Board or the Senior Managing Director shall deem necessary or appropriate. Such deputy, assistant and other subordinate directors shall not be members of the Management Board.

                  (vi) Vacancies. Whenever any vacancy has occurred in the Management Board as a result of death, resignation or other action or inaction of a Managing Director, such vacancy will be filled, in the case of the Senior Managing Director and the Finance Director by Formus, and in all other cases by the Supervisory Board from among the candidates recommended by the Senior Managing Director or otherwise. If the vacant Managing Director position being filled is being filled by the Supervisory Board, each Shareholder will instruct each Supervisory Director that it has nominated or elected to vote so that upon filling the vacancy the requirements of Section 5(b)(i) are met.

                  (vii) Removal. The Senior Managing Director and the Finance Director may be removed at any time by Formus by notice to the affected Managing Director and the Company, and if Formus delivers a notice to Elmedia of Formus' desire to remove any Managing Director appointed by the Supervisory Board, each Shareholder will instruct each Supervisory Director that it has nominated or elected to vote or consent to action to remove such Managing Director. The removal of a Managing Director will not in itself prejudice any contract rights between the Company and the Person removed.

         (c)      Budgets; Financial Reporting.

                  (i)      The Shareholders approve the Budget attached as
                           Exhibit 5.3(c) for the periods reflect in it. Each Shareholder will instruct the Supervisory Directors elected or nominated by it to procure that the Senior Managing Director and the Finance Director prepare and revise every three months a revised Budget for approval by the Supervisory Board of the Company. The Company will conduct its business in accordance with the Budget approved hereby or the most recent revised Budget approved by the Supervisory Board, as the case may be, in each case for the periods reflected in the applicable Budget.

                  (ii) Each Shareholder will instruct the Supervisory Directors elected or nominated by it to vote or consent to action and vote or consent to action with respect to its Shares, in each case, to cause the Company to maintain one set of financial accounts according to Polish GAAP and one according to US GAAP. Unless Formus approves any longer period, each Shareholder will instruct the Supervisory Directors elected or nominated by it to vote or consent to action and vote or consent to action with respect to its Shares, in each case, to cause the Company to deliver to each Shareholder as soon as they become available, but in no event later than:

                           (A) 60 days after the end of each financial year of the Company, its audited financial statements for such year;

                           (B) 30 days after the end of each quarter during each of its financial years, its unaudited financial statements for such quarter; and

                           (C) 10 days after the end of each month during each of its financial years, its unaudited financial statements for such month.

                  (iii) The Company will bear all costs and expenses associated with the performance of its obligations and those of its directors, officers, employees, agents and independent contractors under this Section 5(c).

         (d) Certain References. For avoidance of doubt, references in Sections 5(a), (b) and (c) to the Shareholders' Meeting, the Supervisory Board, Supervisory Directors, the Management Board and Managing Directors, unless otherwise specified or the context suggests otherwise, are to the Shareholders' Meeting, the Supervisory Board, Supervisory Directors, the Management Board and Managing Directors of the Company.

6. Distributions. For purposes of Sections 20 and 23 of the Deed and notwithstanding anything to the contrary therein, each Shareholder will instruct each Supervisory Director that it has nominated or elected to vote or consent to action, and vote or consent to action with respect to its Shares, in each case, to cause the profit of the Company, after paying taxes and fulfilling other obligations (including Indebtedness of the Company to its Shareholders and their Affiliates), to be distributed according to the following rules. Each Shareholder hereby agrees that it will waive any right such Shareholder may have to require the distribution of profit of the Company to be distributed in way other than according to the following rules at the time such distribution is to be made. Before any distribution is made to the Shareholders on account of their Shares, the Company shall discharge in full all Indebtedness of the Company owing to any Shareholder or its Affiliates.

         (a) First One Percent of Nonliquidating Distributions. With respect to the first one percent of each distribution made pursuant to Section 20 of the Deed, each Shareholder will be entitled to an amount of such distribution determined for each Shareholder as of the date of the distribution equal to the nominal value of the Shares owned by such Shareholder divided by the total nominal value of the Shares owned by all Shareholders.

         (b) Remaining Nonliquidating Distributions. The amount of each distribution made pursuant to Section 20 of the Deed that remains after distribution of the amounts specified in Section 6(a) will be apportioned among the Shareholders in the following order of priority:

                  (i) First, to each Shareholder to whom a Premium Amount is attributable as of the date of the distribution, in an amount (the "Preference Distribution Amount") equal to the sum of (A) the Premium Amount attributable to such Shareholder as of the date of the distribution plus (B) an annual return on the actual amounts contributed by such Shareholder to the capital of the Company in excess of the nominal value of the Shares owned by the Shareholder at an annual rate of 20%, compounded annually, from the date of each such excess contribution to the date of the distribution. Distributions pursuant to this Section 6(b)(i) will be made among the Shareholders in proportion to the relative Preference Distribution Amounts attributable to each Shareholder, determined as of the date of the distribution; and

                  (ii) The balance, to the Shareholders in proportion to the relative Economic Interest attributable to each Shareholder, determined as of the date of the distribution.

         (c)      Definitions of Premium Amount.

                  (i) For purposes hereof and with respect to Elmedia, the "Premium Amount" as of any date will equal all contributions for Shares actually made in the Company by Elmedia exceeding the nominal value of the Shares taken by Elmedia in respect of such contributions as of such date minus the aggregate amount of all distributions made to Elmedia prior to such date pursuant to Section 6(a) or Section 6(b)(i).

                  (ii) For purposes hereof and with respect to Formus, the "Premium Amount" as of any date will equal all contributions for Shares actually made in the Company by Formus exceeding the nominal value of the Shares taken by Formus in respect of such contributions as of such date minus the aggregate amount of all distributions made to Formus prior to such date pursuant to Section 6(a) or Section 6(b)(i).

         (d) Liquidating Distributions. With respect to any liquidating distribution made pursuant to Section 23 of the Deed and notwithstanding anything to the contrary therein, each Shareholder will instruct each Supervisory Director that it has nominated or elected to vote or consent to action, and will vote or consent to action with respect to its Shares, in each case, to cause any such liquidating distributions to be made in the order of priority specified in Section 6(b).

         (e) Exchange Rates. For purposes of this Agreement, each contribution or funding that is made other than in United States dollars will be converted to a United States dollar amount at the US$-PLN exchange rate on the date such contribution or funding is made reported in The Wall Street Journal (Western Edition). If, for any reason, such rate cannot be determined by reference to The Wall Street Journal (Western Edition), or The Wall Street Journal (Western Edition) ceases to be available, Formus will determine the US$-PLN exchange rate using the midpoint of interbank bid and asked quotations advised to it by one major bank selected by Formus after consultation with the Company.

         (f) Example. For example, assuming Elmedia has contributed the nominal value of PLN2,550 and Formus has contributed the nominal value of PLN2,450 and the additional contribution of PLN12,000 and no other funding has been completed, if the Company were making a distribution of PLN50,000 pursuant to
                  Section 20 of the Deed one year after such contributions, Elmedia and Formus would receive the following amounts by virtue of Sections 6(a) and (b):

                              Elmedia            Formus             Total
                              -------            ------             -----
                                            (amounts in PLN)
6(a)                             255                245               500
6(b)(i)                            0             14,400            14,400
6(b)(ii)                       5,265             29,835            35,100
                               -----             ------            ------

                               5,520             44,480            50,000
                               -----             ------            ------

7.       Transfer and Liquidity Rights.

         (a) General Restriction. Except as otherwise provided herein and at all times during the term of this Agreement, no Party will, directly or indirectly, sell, assign, pledge, hypothecate, grant any rights of usufruct or otherwise encumber, transfer or dispose of ("Transfer") all or any portion of its Shares or other Interests in the Company. For -------- purposes of this Agreement, any direct or indirect Transfer of any Equity Interest in Elmedia (or any Equity Interest in any Entity through which any Polish Partner owns any Shares or other Interests in the Company) will be deemed to be a Transfer of a corresponding portion of Elmedia's Shares and other Interests in the Company.

         (b) Permitted Transfers. Each of the following will be deemed a "Permitted Transfer" and not subject to the restrictions on Transfer specified in Section 7(a):

                  (i) the Transfer by Elmedia of all of its Shares and its other Interests in the Company to an Entity that is and remains organized and existing under Polish Laws wholly owned by Elmedia, if:

                           (A) in the reasonable judgment of Formus, the proposed transferee has the capacity, financial or otherwise, to meet its obligations hereunder; and

                           (B) the proposed transferee has executed and delivered an instrument reasonably satisfactory to Formus pursuant to which the proposed transferee has agreed to become a Party and to assume, perform and discharge all the obligations and liabilities of the transferring Party under this Agreement; and

                  (ii) any Transfer by Formus of all or any portion of its Shares or its other Interests in the Company.

                  (iii) For purposes of this Agreement, references to an Entity being "wholly owned" by another Person will mean that (A) all voting and other consensual rights with respect to such Entity may be exercised by the other Person and (B) the other Person is solely entitled, legally and beneficially, to all dividends, distributions to shareholders and other economic rights that under applicable Law accrue to the holders of all Equity Interests or Indebtedness in such Entity, including the rights to proceeds realized upon disposition of such Equity Interests or Indebtedness.

         (c)      Right of First Refusal.

                  (i) After three years from the date hereof and if the Transfer in question is not a Permitted Transfer, Elmedia may Transfer all or any portion of its Shares and other Interests in the Company (the "Offered Interest") if it follows the procedures set forth in this Section 7(c). If the Transfer in question is a Permitted Transfer, Elmedia shall follow the procedures set forth in Section 7(b). If at any time after three years from the date hereof, Elmedia determines to Transfer, other than by way of a Permitted Transfer, all or any portion of the Offered Interest in a bona fide transaction to any Person (other than Formus or any of its Affiliates), Elmedia will first make a written offer to sell the Offered Interest to Formus by delivering to Formus a written notice of its offer to sell the Offered Interest (the "Sale Notice"), which offer will be on the same terms and conditions as those on which Elmedia proposes to Transfer the Offered Interest in such bona fide transaction. Elmedia will identify in the Sale Notice the Person it proposes to Transfer the Offered Interest to in the bona fide transaction. If the Person to whom Elmedia proposes to Transfer the Offered Interests is an Entity, the Sale Notice will identify all of the direct and indirect owners of such Entity. A transaction shall not be a bona fide transaction if its terms provide for consideration other than cash or cash plus deferred payments of cash.

                  (ii) Formus will have the right for a 60-day period after receipt of the Sale Notice to negotiate with Elmedia for the purchase of all, but not less than all, the Offered Interest from Elmedia on such terms and conditions as Elmedia and Formus may agree. If agreement is reached within such 60-day period, the Offered Interest will be sold to Formus (or one or more other Persons designated by Formus, each hereinafter referred to as a "Designated Purchaser") on the terms and conditions agreed. If no agreement is reached within such 60-day period, Formus will have the right for 30 days after such 60-day period ends to elect to purchase all, but not less than all, of the Offered Interest from Elmedia on the terms and conditions specified in the Sale Notice by delivering to Elmedia written notice of its election (the "Buy Notice"). If Formus delivers a Buy Notice to Elmedia within such 30-day period, the Offered Interest will be sold to Formus (or one or more Designated Purchasers) against payment to Elmedia of the purchase price specified in the Sale Notice as promptly as practicable after delivery of the Buy Notice (subject to delays reasonably beyond the control of Formus and Elmedia in obtaining governmental consents and approvals and the consent and approvals of any other Person). In connection with such sale, each of Elmedia and Formus will, and will cause their respective Affiliates to, execute and deliver such instruments of conveyance, assignment and transfer, and will take such actions as either Elmedia or Formus may reasonably request to effect such sale, free and clear of all liens, encumbrances, restrictions and claims of every kind ("Encumbrances").

                  (iii) If Formus and Elmedia do not reach agreement as to the sale of the Offered Interest within the 60-day period specified in Section 7(c)(ii) and Formus has not delivered a Buy Notice to Elmedia within the 30-day period specified in such Section, Elmedia may Transfer all, but not less than all, of the Offered Interest to the Person identified in the Sale Notice on the conditions that:

                           (A)      the proposed transferee is a Qualified
                                    Person;

                           (B) such Transfer is at a price and on other terms and conditions no less favorable than the most favorable price and other terms and conditions offered by Elmedia to Formus;

                           (C) such Transfer closes within 45 days after the expiration of the 30-day period specified in Section 7(c)(ii);

                           (D) in the reasonable judgment of Formus, the proposed transferee has the capacity, financial or otherwise, to meet its obligations hereunder; and

                           (E) the proposed transferee executes and delivers an instrument reasonably satisfactory to Formus pursuant to which the proposed transferee agrees to become a Party and to assume, perform and discharge all the obligations and liabilities of Elmedia under this Agreement.

         (d)      Call Option.

                  (i) At any time either (x) after five years from the date hereof or (y) after the occurrence of any breach by any of the Polish Partners of (or in the event any third party alleges facts that, if true, would mean any of the Polish Partners has breached) any of their representations, warranties or covenants under this Agreement and within two years after Formus has actual knowledge of such breach or alleged facts, Formus may deliver a notice (the "Call Notice") to Elmedia stating the intention of Formus to purchase (or to cause one or more Designated Purchasers to purchase) all, but not less than all, Elmedia's Interests in the Company (the "Called Interest") at a purchase price (the "Call Exercise Price") equal to:

                           (A) the price agreed by Formus and Elmedia within 30 days after the delivery of the Call Notice; or

                           (B) if Formus and Elmedia fail to so agree within such 30-day period, the price will equal the Fair Market Value of Elmedia's Interests determined in accordance with
                                    Section 7(d)(ii).

                  (ii) The Fair Market Value of Elmedia's Interests will be determined as of the date on which the Call Notice was delivered to Elmedia (the "Determination Date") by an independent, internationally recognized investment banking firm appointed by Formus (the "Appraiser"); provided that the Appraiser will not have provided services to Formus and its Affiliates for which such appraiser was paid an aggregate amount exceeding US$100,000 within the year prior to the date of its appointment hereunder. The Company shall bear all of the costs and expenses of the Appraiser, which costs and expenses will be treated as a liability of the Company for purposes of the determinations to be made according to this
                           Section 7(d)(ii). Elmedia will afford the Appraiser and its representatives full access during normal business hours to the properties, books and records of Elmedia and cause the directors and employees of Elmedia to furnish such other information as the Appraiser and its representatives from time to time reasonably request. In addition, each Shareholder will cause the Company to afford the Appraiser and its representatives full access during normal business hours to the properties, books and records of the Company and its Subsidiaries and cause the Managing Directors of the Company and its Subsidiaries to furnish such other information as the Appraiser and its representatives from time to time reasonably request. The Appraiser will submit its written determination of the Fair Market Value of Elmedia's Interests to Elmedia and Formus within 30 days after the date it is retained. If Elmedia disputes the Appraiser's determination of the Fair Market Value of Elmedia's Interests, Elmedia may hire its own independent appraiser (the "Elmedia Appraiser"); provided that the Elmedia Appraiser will not have provided services to Elmedia and its Affiliates for which such appraiser was paid an aggregate amount exceeding US$100,000 within the year prior to the date of its appointment hereunder. Elmedia shall bear all the costs and expenses of the Elmedia Appraiser. The Elmedia Appraiser will submit its written determination of the Fair Market Value of Elmedia's Interests as of the Determination Date to Elmedia and Formus within 30 days after the date it is retained. If the higher determination of the Appraiser and the Elmedia Appraiser is not greater than 110% of the lower determination, the Fair Market Value of Elmedia's Interests will be the average of such determinations. If the higher determination is greater than 110% of the lower determination, then the Appraiser and the Elmedia Appraiser will jointly select, within 15 days after the date on which Formus informs them of such difference, a third Appraiser to be retained by Formus and Elmedia (the "Third Appraiser"). The Third Appraiser will deliver its written determination of the Fair Market Value of Elmedia's Interests as of the Determination Date within 30-days after the date it is retained, and the Fair Market Value of Elmedia's Interests will be the average of the two closest determinations or, if there are not two closest determinations, the average of all three determinations. The fees and expenses of the Third Appraiser will be shared equally by the Shareholders. If Elmedia breaches any of its covenants under this Section 7(d)(ii), the Fair Market Value of Elmedia's Interests as of the Determination Date will be established by the determination of the Appraiser and the fees and expenses of the Appraiser retained will be borne solely by Elmedia.

                  (iii) Within 10 days after the Call Exercise Price is established, Formus may withdraw its Call Notice by delivering a notice of withdrawal to Elmedia. If Formus does not withdraw its Call Notice within such 10-day period, Elmedia will sell, and cause its Affiliates to sell, the Called Interest to Formus (or one or more Designated Purchasers), free and clear of all Encumbrances, against payment to Elmedia of the Call Exercise Price as promptly as practicable after the expiration of such 10-day period (subject to delays reasonably beyond the control of Formus and Elmedia in obtaining governmental consents and approvals and the consent and approvals of any other Person). In connection with such sale, each of Elmedia and Formus will, and will cause their respective

                           Affiliates to, execute and deliver such instruments of conveyance, assignment and transfer, and will take such actions as either Elmedia or Formus may reasonably request to effect such sale.

                  (iv)     (A)      If Formus withdraws its Call Notice, it will
                                    have the right, which it may exercise at any time and from time to time thereafter, either (x) to deliver another Call Notice pursuant to Section 7(d)(i) or (y) to deliver a notice (the "Bring Along Notice") pursuant to this Section 7(d)(iv)(A) to Elmedia stating Formus' intention to cause the Company to be sold to a Person or Persons, other than to Formus or an Affiliate of Formus (such Person or Persons, individually or collectively, referred to as the "Bring Along Buyer"), in a transaction or series of transactions (the "Bring Along
                                    Transaction"), structured in any manner
                                    (including, for example, as a sale by the Shareholders of all of their Interests, as a sale of the assets of the Company, or as a merger of the Company with or into another
                                    Entity) reasonably acceptable to Formus, effecting the sale of all, but not less than all, the Interests.

                           (B) On delivery of the Bring Along Notice to Elmedia, Elmedia, in such manner and at such times as Formus reasonably requests, will take, and will instruct the Supervisory Directors and Managing Directors of the Company nominated, elected or appointed by it, will vote or consent to action with respect to its Shares, and will cause its Affiliates, in each case, to take, such actions as are required to complete a Bring Along Transaction in accordance with the terms and conditions of a definitive agreement or agreements pursuant to which such Bring Along Transaction is to be completed (the "Bring Along Transaction Agreements"). Without limiting the generality of the foregoing, if reasonably requested by Formus, Elmedia will, and will cause each of its Affiliates to, Transfer all of Elmedia's Interests to the Bring Along Buyer.

                           (C) In consideration of the performance of its obligations under this Section 7(d)(iv) and in connection with the completion of a Bring Along Transaction pursuant to this Section 7(d)(iv), Elmedia will be paid on completion of such Bring Along Transaction a zloty amount in cash (or, at Formus' option, the equivalent amount in any other currency) equal to the lesser of (x) the Fair Market Value of its Interests, if determined, as most recently determined pursuant to Section 7(d)(ii) and (y) the amount that would be distributed to Elmedia if in connection with the Bring Along Transaction the Company were liquidated and the total consideration being paid for the Shares and other Interests of the Shareholders was distributed to the Shareholders pursuant to Section 6(d). Notwithstanding the foregoing to the contrary, if any such consideration will be deferred pursuant to the Bring Along Transaction Agreements, the Bring Along Buyer or Formus, as the case may be, will have the right to defer payment of part of the amount to be paid Elmedia hereunder.

                           (D) For purposes of Section 7(d)(iv)(C)(y) and 7(d)(v)(B), if the terms and conditions of the Bring Along Transaction Agreements provide for consideration other than cash or cash plus deferred payments of cash, Elmedia will be paid the cash equivalent of Elmedia's share of such other consideration. Elmedia and Formus shall attempt to agree on a cash equivalent amount of such other consideration. If they cannot agree on such cash equivalent amount prior to completion of the Bring Along Transaction, (x) the payment of any such consideration to Elmedia will be deferred until 10 days after the cash equivalent amount shall be determined by the Appraiser selected in the manner described in Section 7(d)(ii); (y) the Appraiser will be retained promptly following completion of the Bring Along Transaction; and (z) the Appraiser will submit its written determination of the cash equivalent amount within 30 days after the date it is retained. For purposes of this
                                    Section 7(d)(iv)(D), the fees and expense of the Appraiser shall be paid by the Company.

                  (v)      (A)      Notwithstanding any thing in the foregoing
                                    to the contrary, Formus will have the right, which it may exercise at any time and from time to time, to deliver a Bring Along
                                    Notice to Elmedia pursuant to this Section
                                    7(d)(v)(A) stating Formus' intention to
                                    cause the Company to be sold to a Bring
                                    Along Buyer in a Bring Along Transaction structured in any manner (including, for example, as a sale by the Shareholders of all of their Interests, as a sale of the assets of the Company, or as a merger of the Company with or into another Entity) reasonably acceptable to Formus, effecting the sale of all, but not less than all, the Interests. On delivery of the Bring Along
                                    Notice to Elmedia, Elmedia, in such manner and at such times as Formus reasonably requests, will take such actions as are described in Section 7(d)(iv)(B).

                           (B) In consideration of the performance of its obligations under this Section 7(d)(v) and in connection with the completion of a Bring Along Transaction pursuant to this Section 7(d)(v), Elmedia will be paid on completion of such Bring Along Transaction a zloty amount in cash (or, at Formus' option, the equivalent amount in any other currency) equal to the amount that would be distributed to Elmedia if in connection with such Bring Along Transaction the Company were liquidated and the total consideration being paid for the Shares and other Interests of the Shareholders was distributed to the Shareholders pursuant to
                                    Section 6(d). Notwithstanding the foregoing to the contrary, if any such consideration will be deferred pursuant to the Bring Along Transaction Agreements, the Bring Along Buyer or Formus, as the case may be, will have the right to defer payment of part of the amount to be paid Elmedia hereunder.

         (e) No Change of Domicile. Each of Messrs. Dembski, Chrostowski and STRAWINSKI will at all times maintain his Polish citizenship and domicile. Elmedia will at all times maintain its corporate existence as a company organized and existing under the Laws of the Republic of Poland and will at all times maintain 100% of its shareholders being Polish citizens or entities.

8.       Disposition of Interests of a Bankrupt or Dissolved Shareholder.

         (a)      Bankruptcy or Dissolution of Elmedia.

                  (i) Upon the dissolution or Bankruptcy of Elmedia (the "Bankrupt Shareholder"), the Bankrupt Shareholder will have only the rights with respect to its Shares and other Interests provided in this Section 8. Upon the dissolution or Bankruptcy of the Bankrupt
                           Shareholder:

                           (A) the Bankrupt Shareholder will be permitted to Transfer any or all of its Shares and other Interests by way of a Permitted Transfer;

                           (B) the Bankrupt Shareholder will give written notice (the "Bankruptcy Notice") to the Company and Formus of such event and whether all of its Shares and other Interests have been Transferred by way of a Permitted Transfer; and

                           (C) the Bankrupt Shareholder will have no right with respect to its Shares and other Interests except the right to receive nonliquidating distributions and distributions in liquidation made by the Company prior to the purchase of the Bankrupt Shareholder's Interests in accordance herewith. Prior to the receipt of the Bankruptcy Notice, the Company and Formus may treat the Bankrupt Shareholder as the owner of its Interests.

                  (ii) Upon the dissolution or Bankruptcy of the Bankrupt Stockholder and if the Bankrupt Shareholder has not Transferred all of its Interests by way of a Permitted Transfer, Formus will have the right for a period of 30 days after delivery of the Bankruptcy Notice (unless such 30-day period is extended in accordance with Section 8(b)) to elect to purchase (or to cause one or more Designated Purchasers to purchase) at the purchase price determined in accordance with Section 8(b) the Bankrupt Shareholder's Interests. Formus may exercise such right by giving written notice (the "Bankrupt Acceptance Notice") to the Bankrupt Shareholder.

         (b)      Purchase Price.

                  (i) The purchase price for the Bankrupt Shareholder's Interests will be equal to:

                           (A) the price agreed by the trustee or receiver of the Bankrupt Shareholder and Formus within 30 days after the delivery of the Bankrupt Acceptance Notice; or

                           (B) if they cannot agree within such 30-day period, the price will equal the Fair Market Value of the Bankrupt Shareholder's Interests determined in accordance with
                                    Section 7(d)(ii), except that for such
                                    purpose the date on which the Bankruptcy
                                    Notice was delivered to Formus will be the Determination Date.

                  (ii) If Formus has not withdrawn its Bankrupt Acceptance Notice, the purchase price due to such trustee or receiver for the Bankrupt Shareholder's Interests will be paid in full at a closing to occur as promptly as practicable after such purchase price is determined in accordance with this Section 8(b), but in any event within 30 days after such determination (subject to delays reasonably beyond the control of Formus and such trustee or receiver in obtaining governmental consents and approvals and the consent and approvals of any other Person). At the closing, which will be held at the principal executive offices of the Company, such trustee or receiver will be paid the purchase price against delivery to Formus or one or more Designated Purchasers, as the case may be, of:

                           (A) duly executed instruments of transfer and assignment, transferring and assigning good, and marketable title to the Bankrupt Shareholder's Interests, which title shall be free and clear of Encumbrances except those created hereby;

                           (B) an instrument pursuant to which such trustee or receiver agrees to be bound by the provisions of Section 8(c); and

                           (C)      all other documents and instruments
                                    necessary or appropriate under applicable law to convey to Formus or one or more Designated Purchasers, as the case may be, all of the Bankrupt Shareholder's rights, title and interests in its Interests.

         (c) Company Liability. If at any time a claim is asserted against the Company based on a state of facts arising wholly or in part before this Section 8 became applicable to the Bankrupt Shareholder, Formus may (unless such claim has been explicitly taken into account in determining the purchase price for the Bankrupt Shareholder's Interests or unless the trustee or receiver of the Bankrupt Shareholder has otherwise provided adequate security for the Bankrupt Shareholder's obligation in the form of a surety bond or suitable letter of credit) withhold from the purchase price determined in accordance with
                  Section 8(b) the estimated amount of such claim until the amount of such claim shall be determined by adjudication, settlement, compromise or otherwise, at which time so much of the withheld amount as equals the Bankrupt Shareholder's share of such claim will be applied toward payment thereof and the balance, if any, will be paid to such trustee or receiver on behalf of the Bankrupt Shareholder. If at the time the amount of the claim is finally determined the closing referred to in
                  Section 8(b) has occurred or the amount withheld is not sufficient to offset the Bankrupt Shareholder's share of such claim, such trustee or receiver on behalf of the Bankrupt Shareholder will reimburse Formus for any part of the Bankrupt Shareholder's share of such claim borne by Formus in excess of the amount withheld, if any. Nothing in this Section 8(c) will be interpreted as releasing or relieving the Bankrupt Shareholder from any part of the Indebtedness of the Company of any of its Subsidiaries that the Bankrupt Shareholder undertook during the time such Bankrupt Shareholder was a Shareholder.

         (d) The restrictions contained in this Section 8 shall be binding for the Parties to the Agreement and be enforceable with respect to the Company under applicable Law, but only to the extent such restrictions will not conflict with the mandatory provisions of applicable Law.

9.       Representations and Warranties; Acknowledgment.

         (a) Representations and Warranties of the Polish Partners. Each of the Polish Partners represents and warrants to Formus as follows:

                  (i) Elmedia is a limited liability company duly organized and validly existing under the laws of the Republic of Poland and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all actions necessary on the part of Elmedia and its management and owners. Each of Messrs. Dembski, Chrostowski and STRAWINSKI is of the age of majority, of full legal capacity, and lawfully entitled to execute and deliver this Agreement and perform his obligations hereunder.

                  (ii) This Agreement has been duly executed and delivered by each of the Polish Partners and constitutes the valid and binding obligation of each of them enforceable against them in accordance with its terms.

                  (iii) The execution, delivery and performance of this Agreement by each of the Polish Partners (A) will not violate any provision of the Constituent Documents of Elmedia, (B) will not violate any Law by which any of the Polish Partners or any of their respective properties or assets is bound, (C) will not require any filing with, or permit, consent or approval of, or the giving of any notice to any court, administrative agency or governmental body or representative, and (D) will not result in a violation or breach of, or constitute a default under any license, franchise, permit, indenture, agreement or other instrument to which any of the Polish Partners or any of their respective properties or assets is bound.

                  (iv) Each of Messrs. Dembski, Chrostowski and STRAWINSKI is domiciled in Poland and a Polish citizen, and together they own all the issued and outstanding shares of Elmedia. Except for an agreement in respect of the issuance of registered bonds to Mr. Christopher Wilkes and Mr. Marek Janicki, there are no other securities of Elmedia and no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the shares or other securities of Elmedia, or otherwise obligating Elmedia to issue, transfer, sell, purchase, redeem or otherwise acquire such shares or other securities.

                  (v) There are no actions, proceedings, claims or investigations pending, or, to the best knowledge of any of the Polish Partners, threatened by or before any court, administrative agency or governmental body or representative to which any Polish Partner or any Affiliate thereof is a party or which concerns the GHz Licences, the Business or Elmedia's participation in the Company in which an adverse determination or action might adversely affect the GHz Licences, the Business or Elmedia's or Formus' participation in the Company or that questions the validity of this Agreement or any related agreement or seeks to restrain or enjoin the consummation of the transactions contemplated hereby. No Polish Partner is aware of any fact or circumstance that might give rise to any such action, proceeding, claim or investigation.

         (b) Acknowledgment of the Polish Partners. Each Polish Partners acknowledges the unique competence and experience of Formus in the area of telecommunications activities and Formus' capabilities in arranging for the necessary financing of the Company's activities as described by the Agreement. Therefore, each of the Polish Partners accepts the leading role of Formus in implementing the project contemplated by this Agreement, which role is express in the specific provisions of this Agreement. Each of the Polish Partners also acknowledges that he has been counseled regarding the provisions of this Agreement and has received adequate consideration for his obligations under this Agreement. Each of the Polish Partners confirms his intention to fulfill his obligations under this Agreement to the fullest extent permitted by Law.

         (c) Representations and Warranties of Formus. Formus represents and warrants to the Polish Partners as follows:

                  (i) Formus is a corporation duly organized and validly existing under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all actions necessary on the part of Formus and its management and owner.

                  (ii) This Agreement has been duly executed and delivered by Formus and constitutes the valid and binding obligation of Formus enforceable against Formus in accordance with its terms.

10.      Miscellaneous.

         (a) Term; Consequences of Termination. This Agreement will be effective on the date first written above and will terminate on the occurrence of any of the following events: (i) the dissolution of the Company, (ii) the acquisition of all of the Interests in the Company of the Shareholders and their respective Affiliates by one Shareholder and/or its Affiliates or (iii) the written consent of all Parties. If this Agreement terminates in accordance with this Section 10(a), it will become null and void and of no further force and effect except as otherwise specifically provided for in this Agreement and except for the provisions of this Section 10, which will remain in effect. No termination of this Agreement, however, will affect any obligation or liability of any of the Parties arising before or as a result of circumstances existing before such termination.

         (b)      Governing Law, Dispute Resolution, Remedies.

                  (i) This Agreement will be governed by the laws of the State of Colorado.

                  (ii) Subject to Section 10(m), any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, will be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration ("LCIA"), which Rules are deemed to be incorporated by reference into this clause. Such dispute will be finally resolved by one arbitrator nominated by agreement of the Parties within 30 days after the submission of a request for arbitration is delivered to the LCIA, or if the Parties cannot agree, the nomination of an arbitrator will be made in accordance with the Rules. The sole arbitrator will have substantial experience in arbitrating international commercial disputes pursuant to the Rules. The proceedings will unless otherwise agreed by the Parties be held in London. The English language will be the official language for all purposes. The arbitrator will be authorized to order production of evidence and witnesses reasonably required to resolve the Parties' dispute. The decision of the sole arbitrator will be final and binding and will be enforceable in any court of competent jurisdiction and the Parties hereby waive any objections to or claims of immunity in respect of such enforcement.

                  (iii) The indemnification provisions of this Agreement are in addition to, and not in derogation of, any statutory, equitable, or common law remedies Formus may have with respect to the transactions contemplated by this Agreement.

         (c) U.S. Tax Election. At Formus' written request to Elmedia, which Formus may make in its sole discretion, Formus and Elmedia will cause the Company to elect to obtain fiscal transparency for US tax purposes.

         (d) Amendment. This Agreement may be amended or modified only by an instrument in writing signed by the Parties and designated as such.

         (e) No Waiver. No provision of this Agreement may be waived except in a writing designated as such and signed by the Party or Parties against which such waiver is sought. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         (f) Assignment. No Party may, without the written consent of the other Parties, assign or delegate any of its rights or obligations under this Agreement, except to a transferee being Transferred its Shares and other Interests pursuant to a Permitted Transfer or as otherwise permitted in accordance with Section 7. This Agreement will be binding upon the Parties and their respective successors and permitted assigns.

         (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

         (h) Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or the arbitrator or arbitrators described in Section 10(b) to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances remain in full force and effect, will not be affected, impaired or invalidated thereby and will be enforced to the greatest extent permitted by Law.

         (i) Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and with respect to the Parties shall include, where the context does not prohibit, their respective permitted successors and assigns. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." All references to Articles, Sections, Exhibits and Schedules will mean Articles, Sections, Exhibits and Schedules to this Agreement, unless otherwise stated. Unless otherwise specified herein, each provision of this Agreement will be effective from the date hereof. Article, Section, Exhibit and Schedule headings, captions and numbers in this Agreement are for convenience only and will not be used in its interpretation or considered part of this Agreement. Unless otherwise expressly provided in this Agreement, whenever this Agreement refers to a matter requiring the action, consent, approval, agreement of, or determination, specification, designation or exercise of any option or other right by, Formus, such action, consent, approval, agreement, determination, specification, designation or exercise, unless otherwise expressly provided herein, may be taken, given, granted, made, done, omitted, withheld or refused, by Formus in its sole and absolute discretion.

         (j) Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements with respect thereto. The Formation Agreement will cease to have any force or effect from the date hereof.

         (k) No Partnership. Nothing in this Agreement will be deemed or construed as creating a partnership or joint venture among the Parties or permit a Party to act as a mandatory or agent of any other Party, except as otherwise provided in Section 10(n).

         (l) Costs. Except as otherwise provided herein, each Party will bear its own costs and expenses in connection herewith and the negotiation and consummation of the transactions contemplated hereby and the Definitive Documents.

         (m) Injunctive Relief. Each of the Polish Partners acknowledges and agrees that Formus would be damaged irreparably in the event any of the provisions of this Agreement are not performed by any Polish Partner in accordance with its specific terms or are otherwise breached by any Polish Partner. Accordingly and notwithstanding Section 10(b)(ii) or anything else to the contrary herein, each of the Polish Partners agrees that Formus, in addition to any other available legal or equitable remedy, will be entitled to institute legal proceedings for the purpose of seeking injunctive relief in situations involving actual or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

         (n) Representative. To the fullest extent permitted by law, each Polish Partner hereby irrevocably constitutes and appoints Elmedia as its attorney-in-fact and legal and judicial representative (the "Representative"), with full power of substitution, for the purposes of receiving all notices and communications directed to any Polish Partner under this Agreement.

         (o) Polish Law. Each Party, to the fullest extent permitted by the Laws of the Republic of Poland, waives any rights that it may have under the Laws of the Republic of Poland that might be inconsistent with the terms of this Agreement and, to the extent such rights cannot be validly waived, each Party will exercise such rights only to the extent consistent with this Agreement. Nothing in this Agreement will be construed to require any Party to violate any Polish Law.

         (p) Notices. All notices, demands and other communications to be given under or by reason of this Agreement will be in writing in the English language and delivered by reputable international courier service or sent by telefacsimile to the relevant Parties at their

                  Addresses for Notice specified below (or such other address or telecopy number as a Party has by five days' prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party will be deemed to have been delivered (i) if given or made by telefacsimile, when dispatched with a confirmed transmission report; and (ii) if given or made by courier, when actually delivered to the relevant address.

                  If to the Polish Partners or any of them, to the
                  Representative:

                           Elmedia Sp. z o.o.
                           Poland
                           00336 Warsaw
                           M. Kopernika 28/25
                           Attn.:  Mr. Kazimierz Jan Dembski
                           Facsimile No.:  +48 22 827-4893

                  If to Formus:

                           Formus International - Poland, Inc.
                           c/o Formus Communications, Inc.
                           7936 E. Arapahoe Ct., Suite 3100
                           Englewood, Colorado 80112  USA
                           Attn.:  President
                           Facsimile: +1 (303) 721-1820

                           With copies to:

                           Formus International - Poland, Inc.
                           c/o Formus Communications, Inc.
                           7936 E. Arapahoe Ct., Suite 3100
                           Englewood, Colorado 80112  USA
                           Attn.:  General Counsel
                           Facsimile: +1 (303) 721-1820; and

                           Holme Roberts & Owen LLP
                           1700 Lincoln, Suite 4100
                           Denver, Colorado 80203 USA
                           Attn.: Paul G. Thompson, Esq
                           Facsimile:+1 (303) 866 0200

         (q) Further Assurances. Each Party, to the fullest extent permitted by applicable Law, will take all action and execute and delivery all documents as reasonably necessary to fulfill and accomplish the purposes and intents of this Agreement.

         (r) Indemnification by Polish Partners. In the event that any of the Polish Partners breaches (or in the event any third party alleges facts that, if true, would mean any of the Polish Partners has breached) any of their representations, warranties or covenants herein, the Polish Partners, jointly and severally, hereby unconditionally, absolutely and irrevocably agree to indemnify and hold harmless Formus from and against any and all claims, demands, liabilities, losses, damages, causes of action, judgments, penalties, fees, costs and expenses (including, without limitation, attorneys' fees, court costs and legal expenses and consultants' and experts' fees and expenses) or other liabilities ("Losses") that Formus may suffer through and after the date of the claim for indemnification on account of, in connection with, or resulting from any of the events described in this Section 10(r). All payments to be made under this Section 10(r) shall be made to Formus upon receipt of notice by Formus of the incurrence of any Losses, in accordance with the payment instructions set forth in such notice.

         (s) Confidentiality. Subject to the requirements of applicable Law, each Party will maintain in confidence this Agreement and documents and agreements entered into among any of them in connection herewith and will maintain in confidence all information received from the Company or its Subsidiaries and will use such information only for the benefit of the Company and its Subsidiaries, and will not disclose any such information to any third party (except to such employees or agents of the receiving Party who have been informed of this obligation of confidentiality and agree to be bound by this
                  Section 10(r)) or make any unauthorized use of such information. Each Party will treat such information with the same degree of care against disclosure or unauthorized use that it affords to its own confidential information. This obligation of confidentiality and non- use will not apply to any information that (i) was not previously treated as confidential by the Company, (ii) is or becomes generally available to the public through no fault of the receiving Party, (iii) is independently developed by the receiving party, (iv) is received in good faith from a third party who discloses such information to the receiving Party on a non-confidential basis or (v) is required to be disclosed pursuant to the order of any court or governmental agency. In addition, this obligation of confidentiality and non-use will not apply to the use of any such information by Formus or any of its Affiliates outside the Republic of Poland, public announcements or disclosures that any receiving Party or any of its Affiliates considers necessary or appropriate under the U.S. securities laws or other applicable Laws, the use of any such information in annual or other periodic reports and financial statements released by Elmedia or Formus or either of their respective Affiliates in the ordinary course of business, or disclosures by Formus or any of its Affiliates in connection with due diligence investigations by potential investors in or partners of Formus or any of its Affiliates.

         IN WITNESS WHEREOF, the Parties have executed and delivered this Shareholders' Agreement to be effective on the date first above written.

Formus:

FORMUS INTERNATIONAL - POLAND, INC.



By:
         -------------------------------
         Its:

Polish Partners:

Elmedia Sp. z o.o.


By:
         -------------------------------
         Its:


------------------------------
Kazimierz Jan DEMBSKI


------------------------------
Jan Jozef CHROSTOWSKI


------------------------------
Leszek Jan STRAWINSKI